Exhibit 5.2

June 30, 2022

MeaTech 3D Ltd.
5 David Fikes St.
Rehovot, 7632805
Israel

Ladies & Gentlemen:

We have acted as U.S. counsel to MeaTech 3D Ltd., a company organized under the law of the State of Israel (the “Company”), in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of (i) 600,000 American Depositary Shares (the “ADSs”), each representing ten ordinary shares of the Company with no par value (the “Ordinary Shares”), (ii) 1,857,143 warrants, each representing the right to acquire one ADS (the “Common Warrants”) and (iii) 1,257,143 pre-funded warrants, each representing the right to acquire one ADS (the “Pre-Funded Warrants,” and together with the Common Warrants, the “Warrants”) and (iii) 3,114,286 ADSs issuable upon exercise of the Warrants (the “Warrant ADSs”), in each case pursuant to the registration statement on Form F-3 (File No. 333-264110) filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2022 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”). The ADSs and the Warrants are being sold pursuant to the securities purchase agreement, dated July 29, 2022, by and between the Company and the purchaser set forth therein (the “Securities Purchase Agreement”). The ADSs are being issued pursuant to a deposit agreement, dated as of March 16, 2021, among the Company, the Bank of New York Mellon, as depositary (the “Depositary”), and the owners and holders of the ADSs issued thereunder (the “Deposit Agreement”).

We have reviewed the Securities Purchase Agreement, Deposit Agreement, the Registration Statement, and the prospectus, dated April 13, 2022, as supplemented by a final prospectus supplement with respect to the offer and sale of the ADSs and the Warrants, as filed with the Securities and Exchange Commission on June 30, 2022. We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Securities Purchase Agreement, the Deposit Agreement and the Warrants have been duly authorized, executed and delivered by the Depositary and Investor, as applicable, and constitute the valid and binding obligations of the Depositary and the Investor, as applicable, enforceable against them in accordance with their respective terms.

We have assumed further that the Company has duly authorized the ADSs and the Warrants.  We have assumed further that the Company is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power, authority and legal right to issue the ADSs and the Warrants.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that (i) the ADSs, when duly issued and sold as contemplated in the Registration Statement, will be valid legally binding obligations of the Company, (ii) when the ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein, (iii) subject to the qualifications set forth below, when the Registration Statement has become effective under the Act and when the Warrants have been duly executed and delivered in accordance with their terms and have been duly issued and sold as contemplated in the Registration Statement, the Warrants, insofar as they are governed by the law of the State of New York, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) when the Warrants have been duly executed by the Company and delivered to and paid for in accordance with and in the manner described in the prospectus constituting part of the Registration Statement against payment in full of the consideration payable therefor, the Warrant ADSs will have been duly authorized, and if, as and when issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such Warrant ADSs will be duly and validly issued under the Deposit Agreement and will entitle the holders thereof to the rights specified therein.

The foregoing opinion is subject to the following qualifications:

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law;  (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bar of New York.  We do not express any opinion herein on any laws other than the law of the State New York. In rendering the foregoing opinions, we have relied, for matters involving Israeli law, solely on the opinion of Meitar | Law Offices, Israeli counsel to the Company.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the to the Company’s Report on Form 6-K to be filed with the Commission on or about June 30, 2022, which will be incorporated by reference in the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Covington & Burling LLP